Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President – Finance and Treasurer	Senior Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408

LIZ CLAIBORNE INC. REPORTS 4th QUARTER AND FULL YEAR RESULTS

•	Reports full year 2011 pro-forma adjusted EBITDA of $82 million, in-line with guidance, excluding foreign currency transaction losses
•	Reaffirms 2012 adjusted EBITDA guidance of $125 to $140 million, excluding foreign currency transaction gains or losses
•	Reports Q4 GAAP earnings per share from continuing operations of $2.04 and adjusted earnings per share of $0.10
•	Realizes strong season to date direct to consumer comparable sales for new Spring merchandise at Juicy Couture

New York, NY – February 29, 2012 – Liz Claiborne Inc. (NYSE:LIZ) today announced earnings for the fourth quarter of 2011. For the fourth quarter of 2011 on a GAAP basis, income from continuing operations was $245 million, or $2.04 per diluted share, compared to income from continuing operations of $14 million, or $0.13 per diluted share, for the fourth quarter of 2010. Income from continuing operations in the fourth quarter of 2011 was driven primarily by a $271 million gain on the sales of: (i) the global trademark rights for the Liz Claiborne family of brands; (ii) the trademark rights in the US and Puerto Rico for Monet; and (iii) the Dana Buchman trademark.

Adjusted earnings per share from continuing operations for the fourth quarter was $0.10, compared to adjusted earnings per share from continuing operations of $0.14 for the fourth quarter of 2010 (inclusive of unrealized foreign currency gains of $0.04 per share in the fourth quarter of 2011 and $0.08 per share in the fourth quarter of 2010).

Pro-forma adjusted EBITDA for the fourth quarter of 2011 was $56 million, compared to $44 million for the fourth quarter of 2010 (excluding unrealized foreign currency gains of $7 million in the fourth quarter of 2011 and $14 million in the fourth quarter of 2010).

Net sales for the fourth quarter were $447 million, a decrease of $12 million, or 2.6%, from the comparable 2010 period. Pro-forma adjusted net sales, excluding the impact of net sales associated with brands that have been sold or exited but not accounted for as discontinued operations, increased 11.5% compared to the fourth quarter of 2010.

The Company also announced January and month to date February 2012 direct to consumer comparable sales as follows:

Brand	January	February MTD *
Lucky Brand	29%	21%
kate spade	30%	16%
Juicy Couture	(8%)	(2%)

*    Results are through February 25th, are preliminary and subject to month-end closing adjustments.

For the full year of 2011, the Company recorded income from continuing operations of $145 million, or $1.28 per share, compared to a loss from continuing operations for the full year of 2010 of ($99) million, or ($1.05) per share. Adjusted loss per share from continuing operations in the full year of 2011 was ($0.32) compared to an adjusted loss per share from continuing operations of ($0.07) in the full year of 2010 (inclusive of unrealized foreign currency gains (losses) of ($0.02) per share in the full year of 2011 and $0.16 per share in the full year of 2010, respectively).

Net sales for the full year of 2011 were $1.519 billion, a decrease of $105 million, or 6.4%, from the comparable 2010 period.  Pro-forma adjusted net sales, excluding the impact of net sales associated with brands that have been sold or exited but not accounted for as discontinued operations, increased 11.2% compared to the full year of 2010.

William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “Pro-forma adjusted EBITDA, excluding foreign currency transaction gains or losses, of $56 million in the fourth quarter and $82 million for the full year 2011, were in line with our recently-provided outlook. We ended the year with net debt of $266, in line with our previously forecasted range of $265 to $270 million. We have continued to strengthen our balance sheet, utilizing cash on hand to purchase 140 million euro of our 5% Euro Notes since November, leaving us with 81.5 million Euro Notes outstanding today, which mature in July 2013. For fiscal 2012, we continue to forecast adjusted EBITDA, excluding foreign currency transaction gains or losses, in the range of $125 to $140 million.”

Mr. McComb continued, “We are focused on maximizing the growth opportunities in our three global lifestyle brands – Juicy Couture, Lucky Brand and kate spade. January and month to date February direct-to-consumer comparable sales were in line overall with our expectations. The strong momentum at kate spade is continuing, with the brand posting comps of 30% in January and 16% for the February month to date period, as the kate team continues to execute the brand’s growth strategies across all channels, product categories and geographies. Lucky Brand’s strong direct-to-consumer sales trend also continued, with the brand posting comps of 29% in January and 21% for the February month-to-date period, driven by continued strong consumer response to their product offer and retail execution.  And Juicy Couture is showing very encouraging sales trends right now.  The brand reported an overall comp of (8%) in January and (2%) for the February month to date period—largely reflecting a lack of meaningful clearance activity that was in the year ago base. Spring merchandise, delivered since early January, is actually generating strong season-to-date direct-to-consumer comparable sales increases compared to Spring merchandise in the year ago period. These sales trends and the associated gross margin expansion make us optimistic about the year ahead.”

Mr. McComb concluded, “You see in today’s press release and 10-K filing that we have revised our segment reporting to provide greater disclosure of brand level performance. We believe this is the right approach as the brands execute their growth strategies, and this reporting structure is consistent with how we manage the businesses. We also announced earlier this month the appointment of David Bassuk as Co-President and Chief Operating Officer at Juicy Couture. Our global brand teams are now fully in place, with strong shareholder aligned long term incentive plans.”

The adjusted results for the full year and fourth quarter of 2011 and 2010, as well as forward-looking targets, exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges, gain (loss) on extinguishment of debt and non-cash write-offs of debt issuance costs. The Company believes that the adjusted results for such periods represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results. We present EBITDA, which we define as income (loss) from continuing operations attributable to Liz Claiborne, Inc., adjusted to exclude income tax provision (benefit), interest expense, net, gain (loss) on extinguishment of debt, gain on sales of trademarks and depreciation and amortization. We also present (i) Adjusted EBITDA, which is EBITDA adjusted to exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges and non-cash share-based compensation expense; (ii) Adjusted EBITDA excluding foreign currency gains (losses), net, which is Adjusted EBITDA further adjusted to exclude unrealized foreign currency gains (losses), net; and (iii) Adjusted Pro-Forma EBITDA excluding foreign currency gains (losses), net, which is Adjusted EBITDA excluding foreign currency transaction gains (losses), net, further adjusted to exclude the Adjusted EBITDA associated with each of the following businesses: Liz Claiborne/JCPenney apparel and handbags; Axcess; DKNY® Jeans; Dana Buchman apparel; and our former Curve fragrance brand and related brands. We present the above-described EBITDA measures because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Unless otherwise noted, references to loss from continuing operations, net loss and adjusted loss from continuing operations and associated per share amounts refer to such amounts attributable to Liz Claiborne Inc., which excludes amounts associated with noncontrolling interests.

The Company will sponsor a conference call at 10:00am EST today to discuss its results for the fourth quarter of 2011. The dial-in number is 1-888-694-4676 with pass code 46712992. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-K for fiscal 2011, filed with the Securities and Exchange Commission.

FOURTH QUARTER RESULTS

During the fourth quarter of 2011, we determined that we would disaggregate our former Domestic-Based Direct Brands segment into three reportable segments, Juicy Couture, kate spade and Lucky Brand. The operations of our former Partnered Brands segment have become our Adelington Design Group & Other segment. Our former International-Based Direct Brands segment includes allocated corporate expenses that could not be reported as discontinued operations and therefore continue to be reported in our segment results.

Overall Results

Net sales from continuing operations for the fourth quarter of 2011 were $447 million, a decrease of $12 million, or 2.6% from the fourth quarter of 2010, reflecting (i) an increase in sales in our kate spade and Lucky Brand segments; and (ii) a decline in sales in our Juicy Couture and Adelington Design Group and Other segments, including a $28 million decrease in sales of brands that have been licensed or exited.

Gross profit as a percentage of net sales was 53.8% in the fourth quarter of 2011 compared to 51.5% in the comparable 2010 period, primarily reflecting improved full price sell through of our brands overall and a higher percentage of direct to consumer sales which run at a higher gross profit rate than the Company average, partially offset by the impact of higher raw material costs in the fourth quarter of 2011 compared to 2010.

Selling, general & administrative expenses (“SG&A”) were $270 million, or 60.4% of net sales in the fourth quarter of 2011, compared to $222 million, or 48.4% of net sales in the fourth quarter of 2010. The $48 million increase in SG&A compared to the fourth quarter of 2010 primarily reflected a $32 million increase in streamlining expenses (the majority of which was related to sold or exited businesses and the outsourcing of our distribution function). The remaining $16 million increase in expenses was related to growth initiatives (new retail stores, e-commerce and marketing) and overhead.

Operating loss was ($30) million ((6.7%) of net sales) in the fourth quarter of 2011 compared to operating income of $14 million (3.1% of net sales) in the fourth quarter of 2010. Adjusted operating income in the fourth quarter of 2011 was $17 million (3.8% of adjusted net sales) compared to adjusted operating income of $23 million (5.1% of net sales) in 2010.

Other income, net was $7 million in the fourth quarter of 2011, compared to $14 million in the fourth quarter of 2010, primarily reflecting (i) foreign currency transaction gains and losses on our Euro Notes and other foreign currency denominated assets and liabilities; and (ii) equity in earnings of our investments in equity investees.

Gains on sale of trademarks, net was $271 million in the fourth quarter of 2011, resulting from the sales of: (i) the global trademark rights for the Liz Claiborne family of brands; (ii) the trademark rights in the US and Puerto Rico for Monet and (iii) the Dana Buchman trademark.

Interest expense, net increased to $14 million in the fourth quarter of 2011 compared to $12 million in the fourth quarter of 2010, primarily reflecting interest expense related to the Senior Notes, which were issued in April 2011, partially offset by a decrease in interest expense due to the tender of 129 million euro of our Euro Notes and decreased borrowings on our bank credit facility.

(Benefit) provision for income taxes was ($11) million in the fourth quarter of 2011 compared to $2 million in the fourth quarter of 2010. The benefit in the fourth quarter of 2011 primarily represented decreases in deferred tax liabilities for indefinite-lived intangible assets, current tax on operations in certain jurisdictions and a decrease in the accrual for uncertain tax positions.

Income from continuing operations in the fourth quarter of 2011 was $245 million, or $2.04 per share, compared to $14 million, or $0.13 per share in the fourth quarter of 2010. Adjusted earnings per share from continuing operations in the fourth quarter of 2011 was $0.10, compared to adjusted earnings per share from continuing operations of $0.14 in the fourth quarter of 2010.

Net income (loss) in the fourth quarter of 2011 was $229 million, inclusive of losses related to discontinued operations of ($15) million, compared to a net loss of ($30) million, inclusive of losses related to discontinued operations of ($44) million, in the fourth quarter of 2010. Income per share was $1.91 in the fourth quarter of 2011 compared to a loss per share of ($0.28) in the fourth quarter of 2010.

Balance Sheet and Cash Flow

Accounts receivable decreased $89 million, or 42.5%, compared to the fourth quarter of 2010, primarily due to the inclusion of Mexx in the fourth quarter of 2010 in addition to decreased wholesale sales in our Adelington Design Group and Other and Juicy Couture segments.

Inventories decreased $96 million, or 33.2%, compared to the fourth quarter of 2010, primarily due to: (i) the year-over-year impact of decreased sales in our Adelington Design Group & Other segment and (ii) the impact of brands that have been licensed or exited. The decrease in inventories was partially offset by an increase in kate spade inventory to support growth initiatives, including retail store expansion.

Cash flow from continuing operating activities for the last twelve months was $119 million.

Debt outstanding decreased to $446 million compared to $578 million in the fourth quarter of 2010. We ended 2011 with $181 million in cash and marketable securities, compared to $23 million at the end of 2010. The $289 million decrease in our net debt position (total debt less cash and marketable securities) over the last twelve months primarily reflected: (i) the repurchase of 228.5 million euro of the 5% Euro Notes; (ii) the repayment of all outstanding borrowings under our revolving credit facility with proceeds from the sale of an 81.25% interest in the global Mexx business and other disposition transactions; and (iii) the conversion of $20.8 million aggregate principal amount of the Convertible Notes into 6,163,221 shares of our common stock. These decreases were partially offset by (i) the issuance of $220 million of Senior Notes and (ii) the use of cash to fund $77 million of capital and in-store shop expenditures, including $23 million to purchase our Ohio distribution center under the terms of the previously existing synthetic lease agreement. The effect of changes in foreign currency exchange rates on our Euro Notes decreased our debt balance by $5 million compared to the fourth quarter of 2010.

Segment Highlights

Net sales and operating income (loss) for our reportable segments are provided below:

Net sales for Juicy Couture were $161 million, a 15.4% decrease compared to 2010, primarily driven by decreases in wholesale apparel, specialty retail and non-apparel, partially offset by increases in our outlet and e-commerce operations. Store counts and key operating metrics are as follows:

—        We ended the quarter with 78 specialty retail stores, 51 outlet stores and 5 concessions, reflecting the net addition over the last 12 months of 4 specialty retail stores and the net closure of 1 outlet store;

—        Average retail square footage in the fourth quarter was approximately 433 thousand square feet, a 10% increase compared to 2010;

—        Sales per square foot for comparable stores for the latest twelve months were $666; and

—        Comparable direct to consumer sales (inclusive of e-commerce and concessions) decreased by 8% in the fourth quarter of 2011.

Juicy Couture segment operating income in the fourth quarter was $8 million (4.8% of net sales), compared to operating income of $24 million (12.8% of net sales) in 2010. Juicy Couture segment adjusted operating income in the fourth quarter was $11 million (7.1% of net sales), compared to adjusted operating income of $26 million (13.8% of net sales) in 2010.

Net sales for Lucky Brand were $137 million, a 23.2% increase compared to 2010, primarily driven by increases in wholesale apparel, specialty retail, e-commerce and outlet. Store counts and key operating metrics are as follows:

—        We ended the quarter with 179 specialty retail stores and 42 outlet stores, reflecting the net closure over the last 12 months of 10 specialty retail stores and the net addition of 4 outlet stores;

—        Average retail square footage in the fourth quarter was approximately 560 thousand square feet, a 1.0% decrease compared to 2010;

—        Sales per square foot for comparable stores for the latest twelve months were $429; and

—        Comparable direct to consumer sales (inclusive of e-commerce) increased 20% in the fourth quarter of 2011.

Lucky Brand segment operating income in the fourth quarter was $5 million (3.8% of net sales), compared to an operating loss of ($10) million ((9.0%) of net sales) in 2010. Lucky Brand segment adjusted operating income in the fourth quarter was $10 million (7.4% of net sales), compared to an adjusted operating loss of ($9) million ((7.7%) of net sales) in 2010.

Net sales for kate spade were $110 million, a 73.4% increase compared to 2010, driven by increases in e-commerce, specialty retail, outlet, wholesale non-apparel and wholesale apparel. Store counts and key operating metrics are as follows:

—        We ended the quarter with 50 specialty retail stores and 29 outlet stores, reflecting the net addition  over the last 12 months of 6 specialty retail stores;

—        Average retail square footage in the fourth quarter was approximately 152 thousand square feet, a 6.7% increase compared to 2010;

—        Sales per square foot for comparable stores for the latest twelve months were $955; and

—        Comparable direct to consumer sales (inclusive of e-commerce) increased 58% in the fourth quarter of 2011.

kate spade segment operating income in the fourth quarter was $12 million (10.8% of net sales), compared to operating income of $7 million (10.8% of net sales) in 2010. kate spade segment adjusted operating income in the fourth quarter was $13 million (12.0% of net sales), compared to adjusted operating income of $7 million (11.3% of net sales) in 2010.

Net sales for the Adelington Design Group and Other segment decreased $55 million, or 58.4%, in the fourth quarter to $39 million, related principally to the impact of exited businesses and the sale of the Liz Claiborne family of brands and Monet trademarks early in the fourth quarter of 2011.

Adelington Design Group and Other segment operating loss in the fourth quarter was ($54) million ((136.8%) of net sales), compared to an operating loss of ($6) million ((6.0%) of net sales) in 2010.

Adelington Design Group and Other segment adjusted operating loss in the fourth quarter was ($17) million ((37.8%) of adjusted net sales), compared to adjusted operating income of $0.2 million (0.2% of net sales) in 2010.

About Liz Claiborne, Inc.

Liz Claiborne Inc. designs and markets a portfolio of retail-based, premium, global lifestyle brands including Juicy Couture, kate spade, and Lucky Brand. In addition, the Adelington Design Group, a private brand jewelry design and development division, markets brands through department stores and serves jcpenney via exclusive supplier agreements for the Liz Claiborne and Monet jewelry lines and Kohl’s via an exclusive supplier agreement for Dana Buchman jewelry. The Company also has licenses for the Liz Claiborne New York brand, available at QVC and Lizwear, which is distributed through the club store channel. Liz Claiborne Inc. maintains an 18.75% stake in Mexx, a European and Canadian apparel and accessories retail-based brand. The Company anticipates that its name change to Fifth & Pacific Companies, Inc. and the trading under its new stock symbol (NYSE: FNP) will become effective on or about May 15, 2012. Additional information and updates will also be posted on the new corporate website: www.fifthandpacific.com.

Liz Claiborne, Inc. Forward-Looking Statement

Statements contained herein that relate to the Company’s future performance, financial condition, liquidity or business or any future event or action are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following: our ability to continue to have the necessary liquidity, through cash flows from operations, and availability under our amended and restated revolving credit facility may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in, our amended and restated revolving credit facility and the borrowing base requirement in our amended and restated revolving credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory and the minimum availability covenant in our amended and restated revolving credit facility that requires us to maintain availability in excess of an agreed upon level; general economic conditions in the United States, Europe and other parts of the world, including the impact of debt reduction efforts in the United States; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation, which could impact prices of our products; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; our ability to successfully implement our long-term strategic plans including the expansion into markets outside of the US such as kate spade’s joint venture in China; risks associated with the transition of the Mexx business to a newly formed entity in which we hold a minority interest and the possible failure of such entity that may make our interest therein of little or no value and risks associated with the ability of the majority shareholder to operate the Mexx business successfully which will impact the potential value of our minority interest; costs associated with (i) the transition of the Liz Claiborne family of brands, Monet US, Dana Buchman, Kensie and Mac & Jac brands from the Company to their respective acquirers and (ii) the early termination and transition of the DKNY® Jeans and DKNY® Active Licenses; our ability to sustain recent performance in connection with the re-launch of our Lucky Brand product offering and our ability to revitalize our Juicy Couture creative direction and product offering; our ability to anticipate and respond to constantly changing consumer demands and tastes and fashion trends, across multiple brands, product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories; risks associated with the sale of the Liz Claiborne family of brands to J. C. Penney Corporation, Inc. and the licensing arrangement with QVC, Inc., including, without limitation, our ability to maintain productive working relationships with these parties and possible changes or disputes in our other brand relationships or relationships with other retailers and existing licensees as a result; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our buying/sourcing agreement with Li & Fung Limited (“Li & Fung”), which results in a single third party foreign buying/sourcing agent for a significant portion of our products; risks associated with the closing of our Ohio distribution center and our US distribution services agreement with Li & Fung which results in a single third party service provider for a significant portion of our US distribution and our ability to effectively transition our distribution function to Li & Fung within our expected timeline; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product, tariffs and other trade barriers; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products, but political activity seeking to re-impose quota has been initiated or threatened; our exposure to currency fluctuations; risks associated with material disruptions in our information technology systems; risks associated with privacy breaches; risks associated with credit card fraud and identity theft; risks associated with third party service providers; limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; the outcome of current and future litigations and other proceedings in which we are involved; and such other factors as are set forth in the Company’s Annual Report on Form 10-K for the year ending December 31, 2011, filed with the Securities and Exchange Commission, including in the section in each report entitled “Item 1A-Risk Factors”.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Three Months Ended		Three Months Ended
	December 31, 2011	% of	January 1, 2011	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales

Net Sales	$447,063	100.0%	$458,865	100.0%
Cost of goods sold	206,572	46.2%	222,723	48.5%
Gross Profit	240,491	53.8%	236,142	51.5%
Selling, general & administrative expenses	270,098	60.4%	222,133	48.4%
Impairment of intangible assets	210	--	-	--
Operating (Loss) Income	(29,817)	(6.7) %	14,009	3.1%
Other income, net	7,359	1.6%	14,412	3.1%
Gain on sales of trademarks, net	271,379	60.7%	-	--
Loss on extinguishment of debt, net	(1,390)	(0.3) %	-	--
Interest expense, net	(14,280)	(3.2) %	(11,943)	(2.6) %
Income Before (Benefit) Provision for Income Taxes	233,251	52.2%	16,478	3.6%
(Benefit) provision for income taxes	(11,375)	(2.5) %	2,260	0.5%
Income from Continuing Operations	244,626	54.7%	14,218	3.1%
Discontinued operations, net of income taxes	(15,438)		(44,486)
Net Income (Loss)	229,188		(30,268)
Net loss attributable to the noncontrolling interest	-		(119)
Net Income (Loss) Attributable to Liz Claiborne, Inc.	$229,188		$(30,149)

Earnings per Share:
Basic
Income from Continuing Operations Attributable to Liz Claiborne, Inc.	$2.57		$0.15
Net Income (Loss) Attributable to Liz Claiborne, Inc.	$2.40		$(0.32)

Diluted
Income from Continuing Operations Attributable to Liz Claiborne, Inc.	$2.04		$0.13
Net Income (Loss) Attributable to Liz Claiborne, Inc.	$1.91		$(0.28)

Weighted Average Shares, Basic	95,328		94,301
Weighted Average Shares, Diluted	121,055		107,404

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2011	% of	January 1, 2011	% of
	(52 Weeks)	Sales	(52 Weeks)	Sales

Net Sales	$1,518,721	100.0%	$1,623,235	100.0%
Cost of goods sold	709,330	46.7%	831,939	51.3%
Gross Profit	809,391	53.3%	791,296	48.7%
Selling, general & administrative expenses	904,619	59.6%	849,968	52.4%
Impairment of intangible assets	1,024	0.1%	2,594	0.2%
Operating Loss	(96,252)	(6.3) %	(61,266)	(3.8) %
Other income, net	282	--	26,689	1.6%
Gain on sales of trademarks, net	286,979	18.9%	-	--
Gain on extinguishment of debt, net	5,157	0.3%	-	--
Interest expense, net	(57,188)	(3.8) %	(55,741)	(3.4) %
Income (Loss) Before (Benefit) Provision for Income Taxes	138,978	9.2%	(90,318)	(5.6) %
(Benefit) provision for income taxes	(5,770)	(0.4) %	9,044	0.6%
Income (Loss) from Continuing Operations	144,748	9.5%	(99,362)	(6.1) %
Discontinued operations, net of income taxes	(316,435)		(152,947)
Net Loss	(171,687)		(252,309)
Net loss attributable to the noncontrolling interest	-		(842)

Net Loss Attributable to Liz Claiborne, Inc.	$(171,687)		$(251,467)

Earnings per Share:
Basic
Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc.	$1.53		$(1.05)
Net Loss Attributable to Liz Claiborne, Inc.	$(1.81)		$(2.67)

Diluted
Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc.	$1.28		$(1.05)
Net Loss Attributable to Liz Claiborne, Inc.	$(1.35)		$(2.67)

Weighted Average Shares, Basic (a)	94,664		94,243
Weighted Average Shares, Diluted (a)	120,692		94,243

__________

(a)   Because the Company incurred a loss from continuing operations for the twelve months ended January 1, 2011, all potentially dilutive shares are antidilutive.  Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands)

	December 31, 2011	January 1, 2011
Assets
Current Assets:
Cash and cash equivalents	$179,936	$22,714
Accounts receivable - trade, net	119,551	208,081
Inventories, net	193,343	289,439
Other current assets	58,915	91,689
Total current assets	551,745	611,923

Property and Equipment, Net	238,664	375,529
Goodwill and Intangibles, Net	118,873	228,110
Other Assets	40,722	42,097
Total Assets	$950,004	$1,257,659

Liabilities and Stockholders’ Deficit
Current Liabilities:
Short-term borrowings	$4,476	$26,951
Convertible Senior Notes	60,270	74,542
Other current liabilities	362,227	471,387
Total current liabilities	426,973	572,880

Long-Term Debt	381,569	476,319
Other Non-Current Liabilities	250,448	230,141
Stockholders’ Deficit	(108,986)	(21,681)
Total Liabilities and Stockholders’ Deficit	$950,004	$1,257,659

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands)

	Twelve Months Ended
	December 31, 2011	January 1, 2011
	(52 weeks)	(52 weeks)

Cash Flows from Operating Activities:
Net Loss	$(171,687)	$(252,309)
Adjustments to arrive at income (loss) from continuing operations	316,435	152,947
Income (loss) from continuing operations	144,748	(99,362)

Adjustments to reconcile income (loss) from continuing operations to net cash
(used in) provided by operating activities:
Depreciation and amortization	85,969	96,152
Impairment of other intangible assets	1,024	2,594
Loss on asset disposals and impairments, including streamlining initiatives, net	34,238	19,617
Deferred income taxes	(6,171)	1,954
Share-based compensation	5,756	6,342
Foreign currency losses (gains), net	3,565	(24,636)
Gain on sales of trademarks, net	(286,979)	--
Gain on extinguishment of debt, net	(5,157)	--
Other, net	(1,563)	(950)
Changes in assets and liabilities:
Decrease in accounts receivable - trade, net	44,508	18,284
Decrease (increase) in inventories, net	25,538	(11,609)
Decrease (increase) in other current and non-current assets	2,840	(1,318)
Increase in accounts payable	8,159	33,919
Increase (decrease) increase in accrued expenses and other non-current liabilities	60,944	(40,043)
Increase in income taxes payable	1,769	169,771
Net cash used in operating activities of discontinued operations	(136,216)	(20,074)
Net cash (used in) provided by operating activities	(17,028)	150,641

Cash Flows from Investing Activities:
Proceeds from sales of property and equipment	--	8,257
Purchases of property and equipment	(73,653)	(56,737)
Net proceeds from dispositions	309,717	--
Payments for purchases of businesses	--	(5,000)
Payments for in-store merchandise shops	(3,459)	(2,992)
Investments in and advances to equity investees	(2,506)	(4,033)
Other, net	435	(683)
Net cash provided by (used in) investing activities of discontinued operations	77,419	(26,111)
Net cash provided by (used in) investing activities	307,953	(87,299)

Cash Flows from Financing Activities:
Short-term borrowings, net	--	(1,572)
Proceeds from borrowings under revolving credit agreement	651,507	506,940
Repayment of borrowings under revolving credit agreement	(671,907)	(525,427)
Proceeds from issuance of Senior Secured Notes	220,094	--
Repayment of Euro Notes	(309,159)	--
Principal payments under capital lease obligations	(4,216)	(5,642)
Proceeds from exercise of stock options	304	24
Payment of deferred financing fees	(11,168)	(14,665)
Other, net	(805)	--
Net cash used in financing activities of discontinued operations	(2,663)	(23,305)
Net cash used in financing activities	(128,013)	(63,647)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(5,690)	2,647

Net Change in Cash and Cash Equivalents	157,222	2,342
Cash and Cash Equivalents at Beginning of Year	22,714	20,372
Cash and Cash Equivalents at End of Year	$179,936	$22,714

LIZ CLAIBORNE INC.

SEGMENT REPORTING

(All amounts in thousands)

	Three Months Ended		Three Months Ended
	December 31, 2011	% to	January 1, 2011	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
JUICY COUTURE	$160,782	36.0%	$190,013	41.5%
LUCKY BRAND	136,915	30.6%	111,123	24.2%
KATE SPADE	110,175	24.6%	63,551	13.8%
International-Based Direct Brands	--	--	-	--
Adelington Design Group & Other	39,191	8.8%	94,178	20.5%
Total Net Sales	$447,063	100.0%	$458,865	100.0%

	Three Months Ended			Three Months Ended
	December 31, 2011	% of		January 1, 2011	% of
	(13 Weeks)	Sales		(13 Weeks)	Sales
OPERATING (LOSS) INCOME (a):
JUICY COUTURE	$7,715	4.8%		$24,387	12.8%
LUCKY BRAND	5,183	3.8%		(9,965)	(9.0	) %
KATE SPADE	11,887	10.8%		6,893	10.8%
International-Based Direct Brands	(1,005)	--		(1,674)	--
Adelington Design Group & Other	(53,597)	(136.8	) %	(5,632)	(6.0	) %
Total Operating (Loss) Income	$(29,817)	(6.7	) %	$14,009	3.1%

	Three Months Ended		Three Months Ended
	December 31, 2011	% to	January 1, 2011	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic	$429,507	96.1%	$440,934	96.1%
International	17,556	3.9%	17,931	3.9%
Total Net Sales	$447,063	100.0%	$458,865	100.0%

	Three Months Ended			Three Months Ended
	December 31, 2011	% of		January 1, 2011	% of
	(13 Weeks)	Sales		(13 Weeks)	Sales
OPERATING (LOSS) INCOME:
Domestic	$(20,747)	(4.8	) %	$8,394	1.9%
International	(9,070)	(51.7	) %	5,615	31.3%
Total Operating (Loss) Income	$(29,817)	(6.7	) %	$14,009	3.1%

(a)     Operating income (loss) includes charges related to streamlining initiatives and brand-exiting activities and impairment of intangible assets. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information - Segment Reporting” for further information.

LIZ CLAIBORNE INC.

SEGMENT REPORTING

(All amounts in thousands)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2011	% to	January 1, 2011	% to
	(52 Weeks)	Total	(52 Weeks)	Total
NET SALES:
JUICY COUTURE	$530,688	35.0%	$566,762	34.9%
LUCKY BRAND	418,213	27.5%	386,935	23.8%
KATE SPADE	312,944	20.6%	184,263	11.4%
International-Based Direct Brands	--	--	--	--
Adelington Design Group & Other	256,876	16.9%	485,275	29.9%
Total Net Sales	$1,518,721	100.0%	$1,623,235	100.0%

	Twelve Months Ended			Twelve Months Ended
	December 31, 2011	% of		January 1, 2011	% of
	(52 Weeks)	Sales		(52 Weeks)	Sales
OPERATING (LOSS) INCOME (a):
JUICY COUTURE	$(9,705)	(1.8	) %	$40,227	7.1%
LUCKY BRAND	(28,909)	(6.9	) %	(43,410)	(11.2	) %
KATE SPADE	19,268	6.2%		6,175	3.4%
International-Based Direct Brands	(9,968)		--	(7,323)		--
Adelington Design Group & Other	(66,938)	(26.1	) %	(56,935)	(11.7	) %
Total Operating Loss	$(96,252)	(6.3	) %	$(61,266)	(3.8	) %

	Twelve Months Ended		Twelve Months Ended
	December 31, 2011	% to	January 1, 2011	% to
	(52 Weeks)	Total	(52 Weeks)	Total
NET SALES:
Domestic	$1,455,407	95.8%	$1,562,572	96.3%
International	63,314	4.2%	60,663	3.7%
Total Net Sales	$1,518,721	100.0%	$1,623,235	100.0%

	Twelve Months Ended			Twelve Months Ended
	December 31, 2011	% of		January 1, 2011	% of
	(52 Weeks)	Sales		(52 Weeks)	Sales
OPERATING (LOSS) INCOME:
Domestic	$(98,715)	(6.8	) %	$(63,521)	(4.1	) %
International	2,463	3.9%		2,255	3.7%
Total Operating Loss	$(96,252)	(6.3	) %	$(61,266)	(3.8	) %

(a)     Operating (loss) income includes charges related to streamlining initiatives and brand-exiting activities and impairment of intangible assets. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information - Segment Reporting” for further information.

LIZ CLAIBORNE INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands, except per common share data)

(Unaudited)

The following tables provide reconciliations of (i) Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc. to Adjusted Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc.(a) and (ii) Operating (Loss) Income to Adjusted Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc.(a)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(52 Weeks)

Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc.	$244,626	$14,337	$144,748	$(98,520)
Streamlining initiatives and brand-exiting activities (b)(c)	46,606	9,425	97,196	69,033
Impairment of intangible assets	210	-	1,024	2,594
Gain on sales of trademarks, net	(271,379)	-	(286,979)	-
Loss (gain) on extinguishment of debt, net	1,390	-	(5,157)	-
Interest expense (d)	-	-	-	6,925
(Provision) benefit for income taxes	(10,766)	(9,076)	18,520	13,349

Adjusted Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc. (a)	$10,687	$14,686	$(30,648)	$(6,619)

Operating (Loss) Income	$(29,817)	$14,009	$(96,252)	$(61,266)
Streamlining initiatives and brand-exiting activities (b)(c)	46,606	9,425	97,196	69,033
Impairment of intangible assets	210	-	1,024	2,594
Adjusted Operating Income (a)	16,999	23,434	1,968	10,361

Adjusted interest expense, net (e)	(14,280)	(11,943)	(57,188)	(48,816)
Other income, net	7,359	14,412	282	26,689
Net loss attributable to the noncontrolling interest	-	(119)	-	(842)
(Benefit) provision for income taxes (f)	(609)	11,336	(24,290)	(4,305)

Adjusted Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc. (a)	$10,687	$14,686	$(30,648)	$(6,619)

Adjusted Basic Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc.(a)	$0.11	$0.16	$(0.32)	$(0.07)

Adjusted Diluted Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc.(a)(g)	$0.10	$0.14	$(0.32)	$(0.07)

(a)

Adjusted Operating Income (Loss) excludes streamlining initiatives and brand-exiting activities and impairment of intangible assets. In addition to those items, Adjusted Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc. and Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc. exclude gain (loss) on extinguishment of debt, gain on sales of trademarks and non-cash write-offs of debt issuance costs.

(b)	During the three and twelve months ended December 31, 2011 and January 1, 2011, the Company recorded expenses related to its streamlining initiatives and brand-exiting activities as follows:

	Three Months Ended		Twelve Months Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(52 Weeks)

Payroll, contract terminations, asset write-downs and other costs:
Charges related to planned closure of the Ohio distribution center	$5,179	$-	$41,961	$-
Other	35,199	6,679	47,552	60,586
Brand-exiting activities	6,228	2,746	7,683	8,447
	$46,606	$9,425	$97,196	$69,033

(c)

Excludes non-cash impairment charges of $196, $0, $588 and $386 primarily related to Adelington Design Group & Other merchandising rights for the three and twelve months ended December 31, 2011 and January 1, 2011, respectively.

(d)	Represents a non-cash write-off of debt issuance costs associated with the amended and restated revolving credit facility for the twelve months ended January 1, 2011.

(e)	Excludes a non-cash write-off of debt issuance costs associated with the amended and restated revolving credit facility for the twelve months ended January 1, 2011.

(f)	Reflects a normalized tax rate based on estimated adjusted pretax income (loss).

(g)

Adjusted diluted earnings per share is based on 121,055, 107,404, 94,664 and 94,243 shares outstanding for the three and twelve months ended December 31, 2011 and January 1, 2011, respectively. As the Company incurred an adjusted loss from continuing operations for the twelve months ended December 31, 2011 and January 1, 2011, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

SEGMENT REPORTING

(All amounts in thousands)

(Unaudited)

The following tables provide a reconciliation of Net Sales to Adjusted Net Sales, which excludes Brand-Exiting Activities and of Operating Income (Loss)  to Adjusted Operating Income (Loss), which excludes Streamlining Initiatives and Brand-Exiting Activities and Impairment of Intangible Assets.

	Three Months Ended
	December 31, 2011 (13 Weeks)

	JUICY COUTURE	LUCKY BRAND	KATE SPADE	International-Based Direct Brands	Adelington Design Group & Other	Total
Net Sales:
As Reported	$160,782	$136,915	$110,175	$-	$39,191	$447,063
Brand-Exiting Activities	-	-	-	-	5,752	5,752
Adjusted Net Sales	$160,782	$136,915	$110,175	$-	$44,943	$452,815

Operating Income (Loss):
As Reported	$7,715	$5,183	$11,887	$(1,005)	$(53,597)	$(29,817)
Streamlining Initiatives and Brand-Exiting Activities	3,712	4,950	1,369	184	36,391	46,606
Impairment of Intangible Assets	-	-	-	-	210	210
Adjusted Operating Income (Loss)	$11,427	$10,133	$13,256	$(821)	$(16,996)	$16,999
% of Net Sales	7.1%	7.4%	12.0%	--	(37.8) %	3.8%

	Three Months Ended
	January 1, 2011 (13 Weeks)

	JUICY COUTURE	LUCKY BRAND	KATE SPADE	International-Based Direct Brands	Adelington Design Group & Other	Total
Net Sales:
As Reported	$190,013	$111,123	$63,551	$-	$94,178	$458,865

Operating Income (Loss):
As Reported	$24,387	$(9,965)	$6,893	$(1,674)	$(5,632)	$14,009
Streamlining Initiatives and Brand-Exiting Activities	1,774	1,405	280	144	5,822	9,425
Adjusted Operating Income (Loss)	$26,161	$(8,560)	$7,173	$(1,530)	$190	$23,434
% of Net Sales	13.8%	(7.7) %	11.3%	--	0.2%	5.1%

LIZ CLAIBORNE INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

SEGMENT REPORTING

(All amounts in thousands)

(Unaudited)

The following tables provide a reconciliation of Net Sales to Adjusted Net Sales, which excludes Brand-Exiting Activities and of Operating Income (Loss)  to Adjusted Operating Income (Loss), which excludes Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Other Intangible Assets.

	Twelve Months Ended
	December 31, 2011 (52 Weeks)

	JUICY COUTURE	LUCKY BRAND	KATE SPADE	International-Based Direct Brands	Adelington Design Group & Other	Total
Net Sales:
As Reported	$530,688	$418,213	$312,944	$-	$256,876	$1,518,721
Brand-Exiting Activities	-	-	-	-	5,752	5,752
Adjusted Net Sales	$530,688	$418,213	$312,944	$-	$262,628	$1,524,473

Operating (Loss) Income:
As Reported	$(9,705)	$(28,909)	$19,268	$(9,968)	$(66,938)	$(96,252)
Streamlining Initiatives and Brand-Exiting Activities	21,278	12,031	5,967	800	57,120	97,196
Impairment of Intangible Assets	-	-	-	-	1,024	1,024

Adjusted Operating (Loss) Income	$11,573	$(16,878)	$25,235	$(9,168)	$(8,794)	$1,968
% of Net Sales	2.2%	(4.0) %	8.1%	--	(3.3) %	0.1%

	Twelve Months Ended
	January 1, 2011 (52 Weeks)

	JUICY COUTURE	LUCKY BRAND	KATE SPADE	International-Based Direct Brands	Adelington Design Group & Other	Total
Net Sales:
As Reported	$566,762	$386,935	$184,263	$-	$485,275	$1,623,235

Operating Income (Loss):
As Reported	$40,227	$(43,410)	$6,175	$(7,323)	$(56,935)	$(61,266)
Streamlining Initiatives and Brand-Exiting Activities	13,764	7,410	2,685	220	44,954	69,033
Impairment of Intangible Assets	339	-	-	-	2,255	2,594

Adjusted Operating Income (Loss)	$54,330	$(36,000)	$8,860	$(7,103)	$(9,726)	$10,361
% of Net Sales	9.6%	(9.3) %	4.8%	--	(2.0) %	0.6%

LIZ CLAIBORNE INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands)

(Unaudited)

The following tables provide reconciliations of Net Sales to Pro-forma Adjusted Net Sales.

	Three Months Ended		Twelve Months Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(52 Weeks)
Net Sales:
As Reported	$447,063	$458,865	$1,518,721	$1,623,235
Brand-Exiting Activities	5,752	-	5,752	-
Adjusted Net Sales	452,815	458,865	1,524,473	1,623,235

Pro-forma Adjustments (a)	24,570	74,700	179,004	413,000

Pro-forma Adjusted Net Sales	$428,245	$384,165	$1,345,469	$1,210,235

(a)              Represents the removal of net sales for the following brands that have been sold or exited, but not presented as discontinued operations: Liz Claiborne / JCPenney apparel and handbags, Axcess, DKNY® Jeans, Dana Buchman apparel and the Company’s former Curve fragrance and related brands.

LIZ CLAIBORNE INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands)

(Unaudited)

The following table provides reconciliations of Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc. to: (i) EBITDA; (ii) Adjusted EBITDA; (iii) Adjusted EBITDA, Excluding Foreign Currency Losses (Gains), Net and (iv) Pro-Forma Adjusted EBITDA.

	Three Months Ended		Twelve Months Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(52 Weeks)

Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc.	$244,626	$14,337	$144,748	$(98,520)
(Benefit) provision for income taxes	(11,375)	2,260	(5,770)	9,044
Interest expense, net	14,280	11,943	57,188	55,741
Depreciation and amortization, net (a)	17,398	18,830	72,322	76,516
Gain on sales of trademarks, net	(271,379)	-	(286,979)	-
Loss (gain) on extinguishment of debt	1,390	-	(5,157)	-

EBITDA	(5,060)	47,370	(23,648)	42,781

Charges due to streamlining initiatives and brand-exiting activities (b)	46,606	9,425	96,619	69,033
Impairment of intangible assets	210	-	1,024	2,594
Share-based compensation	1,648	2,327	5,756	6,342
Loss on asset disposals and impairments, net (b)	11,728	2,958	14,585	7,076

Adjusted EBITDA	55,132	62,080	94,336	127,826

Foreign currency (gains) losses, net	(7,261)	(13,511)	3,565	(24,636)
Adjusted EBITDA, Excluding Foreign Currency (Gains) Losses, Net	47,871	48,569	97,901	103,190

Net income tax refunds	1,607	1,497	1,319	166,206
Interest expense, net of amortization	(10,464)	(8,711)	(43,541)	(36,105)
Streamlining initiatives and brand-exiting activities, excluding non-cash charges	(44,171)	(9,425)	(76,966)	(54,447)
Changes in working capital and other assets and liabilities	140,254	120,499	141,989	(767)
Other (c)	(8,581)	21,059	(137,730)	(27,436)

Net Cash Provided by (Used in) Operating Activities	$126,516	$173,488	$(17,028)	$150,641

Adjusted EBITDA, Excluding Foreign Currency (Gains) Losses, Net	$47,871	$48,569	$97,901	$103,190
Adelington Design Group & Other closed and exited brands (d)	8,146	(4,939)	(15,524)	(22,961)
Pro-forma Adjusted EBITDA	$56,017	$43,630	$82,377	$80,229

(a)              Excludes amortization included in Interest expense, net.

(b)             Excludes depreciation included in Depreciation and amortization, net.

(c)              Includes discontinued operations and equity in earnings of equity investees.

(d)             Represents adjusted EBITDA for the following brands: Liz Claiborne / JCPenney apparel and handbags, Axcess, DKNY® Jeans, Dana Buchman apparel and the Company’s former Curve fragrance and related brands.

LIZ CLAIBORNE INC.

AVAILABILITY UNDER REVOLVING CREDIT FACILITY

(In thousands)

December 31, 2011

Total Revolving Credit Facility Size (a)	$350,000

Borrowing Base (a)	$393,827

Outstanding Borrowings	-

Letters of Credit Issued (b)	33,909

Available Capacity	$316,091

Excess Capacity (c)	$271,091

(a)              Availability under the revolving credit facility is the lesser of $350 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.

(b)             Included $8 million of outstanding MEXX letters of credit that were cash collateralized as of the MEXX closing on October 31, 2011.

(c)              Excess capacity represents available capacity reduced by the minimum required aggregate borrowing availability of $45 million.